UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): January 2, 2008
CHAD Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)
California
(State or Other Jurisdiction of Incorporation)

1-12214	95-3792700
(Commission File Number)	(I.R.S. Employer Identification No.)
21622 Plummer Street, Chatsworth, California
(Address of Principal Executive Offices) (Zip Code)
(818) 882-0883
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

SIGNATURES
EXHIBIT 10.34

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On January 2, 2008, CHAD Therapeutics Inc. (the “Company”) entered into that certain Subordinated Secured Note and Warrant Purchase Agreement (the “Credit Facility”) with Mr. Earl Yager and Mr. Thomas Jones, our Chief Executive Officer and our Chairman of the Board, respectively. The Company entered into the financing arrangement after it was unsuccessful in obtaining financing on acceptable terms from a third party. The terms of the financing arrangement were negotiated and approved by the Company’s independent directors who concluded that the terms were more favorable to the Company than those available from third party lenders. Pursuant to the terms of the Credit Facility, the Company may draw an aggregate of $1,000,000, subject to certain conditions. As of January 2, 2008, the Company made an initial draw down in the principal amount of $300,000.
     Notes issued under the Credit Facility will bear interest at a rate of 8% per annum and will mature at the earlier of (i) two business days after the closing of the Asset Purchase Agreement (the “APA”) dated November 16, 2007, whereby the Company agreed, subject to shareholder approval, to sell to Inovo, Inc. substantially all of the Company’s assets related to the oxygen conserver business, or (ii) August 30, 2010. The notes will be secured by the assets of the Company, but the security interest will be subordinated to the security interest of Calliope Capital Corporation.
     In connection with the Credit Facility, Mr. Yager and Mr. Jones each will receive warrants to purchase our common stock at a price per share equal to the average closing price of our common stock on the American Stock Exchange for the five days immediately preceding the initial funding under the Credit Facility (“Exercise Price”). The number of shares issuable for each warrant will be equal to (a) the principal amount of the Note issued at the Initial Closing multiplied by 0.30, divided by (b) the Exercise Price. The warrants have a term of five years. No additional warrants are issuable in connection with any additional borrowings the Company may make under the Credit Facility.
     If any Events of Default (as defined in the Note attached as Exhibit A to the Credit Facility) should occur, the holder of such Note may declare the outstanding indebtedness under such Note to be due and payable, whereupon the outstanding indebtedness under this Note shall be and become immediately due and payable, and the Company shall immediately pay to the Investor all such indebtedness.

Item 3.02.	Unregistered Sales of Equity Securities
     The information included under Item 2.03 with respect to the issuance of the Warrants is incorporated under this Item 3.02.
     The Company sold the Warrants in reliance upon the exemption from securities registration afforded by Rule 506 under Regulation D as promulgated by the SEC under the Securities Act of 1933, as amended (the “Securities Act”), based upon the following: (i) each of the Investors provided information to the Company confirming that such Investor is an “accredited investor,” as defined in Rule 501 of Regulation D promulgated under the Securities Act and that such Investor has such knowledge and expertise in financial and business matters that it is capable of evaluating the merits and risks of the investment in the securities; (ii) all Investors were solicited through direct contact and no means of general solicitation was employed in connection with the offering; (iii) the Investors acknowledged that all securities being purchased were “restricted securities” for purposes of the Securities Act, and agreed to transfer or sell such securities only in a transaction registered under the Securities Act, exempt from registration under the Securities Act, or to an “affiliate” (as defined in Rule 144 promulgated under the Securities Act) of the Investor who is an accredited investor, and (iv) legends were placed on each of the Warrants setting forth the restrictions on transfer applicable to such securities.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.
The exhibit listed below is being furnished with this Form 8-K.

Exhibit
Number	Description
10.34	Subordinated Secured Note and Warrant Purchase Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHAD Therapeutics, Inc.
Date: January 4, 2008	By:	/s/ Tracy A. Kern
Tracy A. Kern Chief Financial Officer